SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2008
LAYNE CHRISTENSEN COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20578	48-0920712

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
(Address of Principal Executive Offices)

(913) 362-0510
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Amended and Restated Executive Incentive Compensation Plan
     At a meeting of the Board of Directors of Layne Christensen Company (the “Company”), held on February 5, 2008, the Board adopted amendments to the Layne Christensen Company Executive Incentive Compensation Plan (the “Plan”). The amendments add Greg Aluce, Senior Vice President of Water Resources and Eric Despain, Senior Vice President of Minerals Exploration, as eligible participants in the Plan with a bonus percentage payout of 60% of base salary, and establish the bonus percentage payout for the Company’s Chief Executive Officer, Andrew Schmitt, at 80% of base salary, if 100% of the incentive compensation target is achieved. The amendments also result in larger increases in bonus compensation (expressed as a percentage of base salary) for achievement in excess of established targets and larger decreases in bonus compensation for achievement below established targets. As amended, for each 1% increase above the established performance target, a participant’s bonus percentage is increased by 5% (before the amendments the percentage would have been increased by 1.5%) and for each 1% decrease below the established performance target, a participant’s bonus percentage is decreased by 2.5% (before the amendment the percentage would have been decreased by 1.5%).
     The above is a summary of the amendments to the Plan and does not purport to be complete. This summary is qualified in its entirety by reference to the Layne Christensen Company Executive Incentive Compensation Plan, as amended and restated, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.
Incentive Compensation Targets Set for Fiscal 2009
     At the same meeting, the Board of Directors of the Company also set goals for certain executive officers of the Company to qualify for a bonus under the Plan for the fiscal year ended January 31, 2009. Awards under the Plan for the fiscal year ended January 31, 2009, will be based upon the achievement of a set earnings before income taxes (“EBIT”) goal for the Company.
SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

	(c)	Exhibits.

		10.1	Layne Christensen Company Executive Incentive Compensation Plan (As Amended and Restated, Effective February 1, 2008).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAYNE CHRISTENSEN COMPANY
Date: February 11, 2008	By:	/s/ A. B. Schmitt
		Name:	Andrew B. Schmitt
		Title:	President and Chief Executive Officer